EXHIBIT 1.1

AGREEMENT TO FILE JOINT SCHEDULE 13D

Pursuant to Regulation Section 240.13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required on Schedule 13D, including any amendments thereto, need be filed with respect to beneficial ownership by each of the undersigned of common stock of The Sands Regent, and that such statement shall be filed on behalf of each of them.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

June 30, 2004	ROBINO STORTINI HOLDINGS LLC

	By:	/s/ Michael Stortini
	Name:	Michael Stortini
	Title:	Manager

/s/ Michael Stortini
Michael Stortini

/s/ Charles J. Robino
Charles J. Robino